As filed with the Securities and Exchange Commission on April 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Mobile Games and Entertainment Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, PRC

(86) 20 8561 3455

(Address of registrant’s principal executive offices and zip code)

China Mobile Games and Entertainment Group Limited Share Option Scheme

(Full Title of the Plan)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036-8401

(Name and address of agent for service)

800-927-9801

(Telephone number, including area code, of agent for service))

Copies to:

David T. Zhang, Esq.

Benjamin Su, Esq.

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road Central

Hong Kong

(852) 3761 3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (5)
Class A ordinary shares, par value US$0.001 per share	5,851,482 (3)	US$ 2.074(3)	US$ 12,135,974	US$ 1,410
Class A ordinary shares, par value US$0.001 per share	1,462,860 (3)	US$ 1.445(3)	US$ 2,113,833	US$ 246
Class A ordinary shares, par value US$0.001 per share	9,660,000 (3)	US$ 1.126(3)	US$ 10,877,160	US$ 1,264
Class A ordinary shares, par value US$0.001 per share	16,412,129(4)	US$ 1.533(4)	US$ 25,159,794	US$ 2,924
Total	33,386,471	—	US$ 50,286,761	US$ 5,844

(1)	The shares being registered hereby may be represented by American depositary shares, or ADSs, of China Mobile Games and Entertainment Group Limited (the “Registrant”), each ADS representing 14 Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-183539).
(2)	This Registration Statement registers Class A ordinary shares issuable pursuant to the Share Option Scheme (the “Scheme”) which became effective on November 15, 2011. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Scheme.
(3)	These shares are issuable upon exercise of outstanding options granted under the Scheme, and the proposed maximum offering price per share represents the exercise price of these options.
(4)	These shares are reserved for future award grants under the Scheme, and the proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee under Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Market on April 28, 2015.
(5)	The Registrant previously paid an aggregate registration fee of US$5,298 relating to 33,386,471 Class A ordinary shares of the Registrant, which remain unsold as of the date of this registration statement, pursuant to the Registration Statement on Form S-8 (File No. 333-201904) filed on February 6, 2015 (the “Previous Registration Statement”). This Registration Statement is to replace the Previous Registration Statement. Accordingly, pursuant to Rule 457(p) under the Securities Act, US$5,298 is being offset against the registration fee that would otherwise be payable with respect to this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of an additional 33,386,471 Class A ordinary shares of the Registrant for issuance under the Scheme. In accordance with Instruction E to Form S-8, the contents of the prior Registration Statement (File No. 333-184378) are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2014 (File No. 001-35645) filed with the Commission on April 29, 2015;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K (File No. 001-35645) filed with the Commission on March 26, 2014, May 16, 2014, August 14, 2014, August 18, 2014, November 17, 2014, December 11, 2014 and March 26, 2015;

(c)	The Registrant’s Registration Statement on Form F-6 (File No. 333-183539) filed with the Commission on August 24, 2012; and

(d)	The description of the Registrant’s Class A ordinary shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35645) filed with the Commission on September 7, 2012, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 8. Exhibits.

See the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on April 30, 2015.

China Mobile Games and Entertainment Group Limited

By:	/s/ Ken Jian Xiao
Name: Ken Jian Xiao
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Hendrick Sin and Ken Fei Fu Chang, with full power to act alone, as his or her true and lawful attorneys-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 2015.

Signature	Title

/s/ Lijun Zhang	Chairman
Name: Lijun Zhang

/s/ Hendrick Sin	Vice-chairman of the board
Name: Hendrick Sin

/s/ Yongchao Wang	Vice-chairman of the board
Name: Yongchao Wang

/s/ Ken Jian Xiao	Director and Chief Executive Officer
Name: Ken Jian Xiao

/s/ Ken Fei Fu Chang	Director and Chief Financial Officer
Name: Ken Fei Fu Chang

/s/ Chen-Wen Tarn	Director
Name: Chen-Wen Tarn

/s/ Estella Yi Kum Ng	Director
Name: Estella Yi Kum Ng

/s/ David Ku	Director
Name: David Ku

/s/ Joel Chang	Director
Name: Joel Chang

/s/ Giselle Manon	Authorized U.S. Representative
Name: Giselle Manon (Service of Process Officer) on behalf of Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-183423) filed with the Securities and Exchange Commission)

4.2	Deposit Agreement among the Registrant, the depositary and holders of the American depositary shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-183423) filed with the Securities and Exchange Commission)

5.1*	Opinion of Maples and Calder, counsel to the Registrant, regarding the legality of the Class A ordinary shares

10.1	Registrant’s Share Option Scheme (incorporated by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-183423) filed with the Securities and Exchange Commission)

23.1*	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.